July 31, 1997



Jeffrey B. Yapp
437 34th Street
Manhattan Beach, CA  90266

     Re: Employment at Hollywood Entertainment Corporation

Dear Jeff:

     The following is an outline of the general terms we agreed to regarding your employment at Hollywood Entertainment Corporation ("Hollywood"):

     1. Your title will be that of President of Hollywood Entertainment Corporation.

     2. You will receive as your base compensation for services rendered a monthly salary for the first twelve months of employment in the sum of $41,666.67 per month; for the second twelve months the sum of $45,833.33 per month and for the third twelve months the sum of $50,000.00 per month. Hollywood currently has payroll dates of the 6th and the 21st each month, and you will receive one-half of your monthly salary on each payroll date.

     3. In the event your employment is terminated by Hollywood at any time during your first three years of employment ("Initial Employment Period"), Hollywood will continue to pay to you your base salary up to the end of the Initial Employment Period or until you begin new employment, which ever comes first. If you begin new employment at a reasonable compensation amount during the Initial Employment Period, Hollywood will continue to pay on a monthly basis, the difference in the compensation you receive from your new employer (including any deferred or bonus payments) and what you would have made at Hollywood during the Initial Employment Period.

     4. You have been granted 300,000 option shares with a grant date of July 31, 1997 at an exercise price of $18.75 per share. The options vest at a rate of 16.67% per year on the anniversary of the grant date. The options will be subject to your entering into Hollywood's Employee Undertaking (copy enclosed).

     5. Hollywood shall reimburse you an amount up to $50,000.00 for the costs of buying out of your contract on the Callabassas house.

     6. Hollywood shall loan you an amount of up to $500,000 in the form of a relocation loan for the purchase or construction of a new home in the Portland
- tri-county

Jeffrey Yapp
July 31, 1997
Page 2


area. The loan shall be interest free and repaid out of the proceeds of the sale of your Hollywood stock options at a time to be reasonably set by Mark Wattles. In the event your employment with Hollywood terminates, you shall repay the loan upon the sale of the house or within twelve months, which ever comes first.

     7. As an employee, you shall be eligible for the employee benefits made available by Hollywood. As of the date of your employment, the benefits include group health and dental insurance which is effective the first day of the month following the date you start your employment, subject to the insuring requirements of the group plan. Hollywood pays 75 percent of the employee's and family health insurance. Hollywood will reimburse you for the costs of your spouse's COBRA coverage, until such time she is added to the Hollywood plan.

     8. Hollywood shall reimburse you up to $40,000.00 for the customary closing costs associated with the sale of your current residence, grossed up for taxes.

     9. Hollywood shall reimburse you for the customary and reasonable costs of purchasing your new home in Oregon and for the customary and reasonable costs of moving your family and household to Oregon, grossed up for taxes.

     10. Hollywood agrees to indemnify and hold your harmless against any legal action brought by your current employer related to the termination of your current and your unsigned employment contracts.

     We look forward to your joining Hollywood.

                                       Very truly yours,

                                       HOLLYWOOD ENTERTAINMENT CORPORATION



                                       Mark J. Wattles
                                       President and Chief Executive Officer


              Accepted and agreed to this 6th day of August, 1997.



-----------------------------
Jeffrey B. Yapp